Exhibit 99.1
                                 PRESS RELEASE



FOR IMMEDIATE RELEASE             CONTACT:

Tremont Corporation               Robert E. Musgraves
1999 Broadway, Suite 4300         Vice President, General Counsel & Secretary
Denver, Colorado  80202           303-296-5600


                      TREMONT INCREASES ITS STAKE IN TIMET


     DENVER, COLORADO . . . February 16, 1999 . . . Tremont Corporation (NYSE:
TRE) announced today that it has exercised an option to acquire from an affiliate of IMI plc a total of 2,011,305 shares of the common stock of Titanium Metals Corporation ("TIMET") (NYSE: TIE). The shares acquired represent approximately 6.4% of the TIMET shares outstanding and bring Tremont's holdings in TIMET to approximately 12.3 million shares, or 39% of the common shares outstanding.

     The option was acquired from IMI in connection with TIMET's purchase of IMI's titanium business in 1996. The option price was approximately $7.95 per share, representing a total cost of just under $16 million.

     Tremont Corporation, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, the titanium dioxide business, conducted through NL Industries, Inc., and real estate development, conducted through Victory Valley Land Company, L.P.
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